Exhibit 4.2

COUNTY OF CARROLL, KENTUCKY

AND

KENTUCKY UTILITIES COMPANY

A Kentucky and Virginia Corporation

*   *  *  *  *

LOAN AGREEMENT IN CONNECTION
WITH ENVIRONMENTAL FACILITIES

*   *   *   *   *

Dated as October 1, 2005

*   *   *   *   *

NOTICE:        The interest of the County of Carroll, Kentucky, in and to this Loan Agreement has been assigned to Deutsche Bank Trust Company Americas, as Trustee, under the Indenture of Trust dated as of October 1, 2005

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SECTION 8.2.	RELEASE AND INDEMNIFICATION COVENANTS
SECTION 8.3.	ASSIGNMENT OF INTEREST IN AGREEMENT BY ISSUER
SECTION 8.4.	REDEMPTION OF 2005 SERIES B BONDS
SECTION 8.5.	REFERENCE TO 2005 SERIES B BONDS INEFFECTIVE AFTER 2005 SERIES B BONDS PAID

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1.	EVENTS OF DEFAULT DEFINED
SECTION 9.2.	REMEDIES ON DEFAULT
SECTION 9.3.	NO REMEDY EXCLUSIVE
SECTION 9.4.	AGREEMENT TO PAY REASONABLE ATTORNEYS’ FEES AND EXPENSES
SECTION 9.5.	WAIVER OF EVENTS OF DEFAULT

ARTICLE X PREPAYMENT OF LOAN

SECTION 10.1.	OPTIONS TO PREPAY LOAN
SECTION 10.2.	ADDITIONAL OPTION TO PREPAY LOAN
SECTION 10.3.	OBLIGATIONS TO PREPAY LOAN
SECTION 10.4.	NOTICE OF PREPAYMENT; REDEMPTION PROCEDURES
SECTION 10.5.	RELATIVE POSITION OF THIS ARTICLE AND INDENTURE
SECTION 10.6.	CONCURRENT DISCHARGE OF FIRST MORTGAGE BONDS

ARTICLE XI MISCELLANEOUS

SECTION 11.1.	TERM OF AGREEMENT
SECTION 11.2.	NOTICES
SECTION 11.3.	BINDING EFFECT; BOND COUNSEL OPINIONS
SECTION 11.4.	SEVERABILITY
SECTION 11.5.	AMOUNTS REMAINING IN CONSTRUCTION FUND, BOND FUND AND REBATE FUND
SECTION 11.6.	AMENDMENTS, CHANGES AND MODIFICATIONS
SECTION 11.7.	EXECUTION IN COUNTERPARTS
SECTION 11.8.	APPLICABLE LAW
SECTION 11.9.	CAPTIONS
SECTION 11.10.	NO PECUNIARY LIABILITY OF ISSUER
SECTION 11.11.	PAYMENTS DUE ON OTHER THAN BUSINESS DAYS

EXHIBIT A - DESCRIPTION OF PROJECT

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LOAN AGREEMENT IN CONNECTION
WITH ENVIRONMENTAL FACILITIES

 This LOAN AGREEMENT, dated as of October 1, 2005, by and between the COUNTY OF CARROLL, KENTUCKY, a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and KENTUCKY UTILITIES COMPANY, a corporation organized and existing under the laws of Kentucky and Virginia;

W I T N E S S E T H:

WHEREAS, the County of Carroll, Kentucky is a public body corporate and politic duly created and existing as a county and political subdivision under the Constitution and laws of the Commonwealth of Kentucky (“Issuer”), and pursuant to the provisions of Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes (“Act”), Issuer has the power to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder; and

WHEREAS, Issuer is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to a utility company to finance and refinance the acquisition of solid waste disposal facilities, one of the categories of “pollution control facilities,” as defined by the Act for the collection, storage, treatment, processing and final disposal of solid wastes; and

WHEREAS, Issuer is further authorized pursuant to the Act to enter into a loan agreement, which may include such provisions as Issuer shall deem appropriate to effect the securing of a financing or refinancing undertaken in respect of solid waste disposal facilities, including the pledge of direct securities of a utility company; and

WHEREAS, the Act further provides that title to solid waste disposal facilities shall not be acquired by Issuer in the case of a loan transaction; and

WHEREAS, Kentucky Utilities Company, a Kentucky and Virginia corporation (“Company”), is desirous of financing the qualified costs of acquisition, construction, installation and equipping of certain solid waste disposal facilities to serve the Ghent Generating Station of Company, which facilities constitute the Project, as defined in the Indenture and as described in Exhibit A hereto (the “Project”), which Project is located within the corporate boundaries of Issuer and consists of certain solid waste disposal facilities and which Project qualifies for financing within the meaning of the Act; and

WHEREAS, the Project is described and has been previously approved for tax-exempt bond financing in a preliminary resolution adopted by the Fiscal Court of Issuer on February 22, 2005; and

WHEREAS, pursuant to and in accordance with the provisions of the Act, a Memorandum of Agreement between the Issuer and Company dated February 22, 2005 and an

Ordinance duly adopted by the Fiscal Court of Issuer on October 11, 2005, and in furtherance of the purposes of the Act, Issuer proposes to issue, sell and deliver a series of its bonds in fully registered form which will be designated “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series B (Kentucky Utilities Company Project)” (the “2005 Series B Bonds”), the proceeds of which will be lent to Company to finance the acquisition, construction, installation and equipping of the Project; and

WHEREAS, the Project will provide for the collection, storage, treatment, processing and final disposal of solid wastes in the Commonwealth of Kentucky; and

WHEREAS, the 2005 Series B Bonds are to be issued under and pursuant to and are secured by an Indenture of Trust by and between Issuer and Deutsche Bank Trust Company Americas, as trustee thereunder, dated as of October 1, 2005 (the “Indenture”); and

WHEREAS, Issuer proposes to lend to Company and Company desires to borrow from Issuer the proceeds from the sale of the 2005 Series B Bonds to finance the acquisition, construction, installation and equipping of the Project;

NOW, THEREFORE FOR AND IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO AGREE EACH WITH THE OTHER, AS FOLLOWS:

ARTICLE I

DEFINITIONS

Section 1.1.            Use of Defined Terms.  In addition to the words and terms defined elsewhere in this Agreement or in the Indenture or by reference to another document, the words and terms set forth in Section 1.2 and Section 1.3 shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.  Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2.            Incorporation of Certain Terms by Reference.  When and if used in this Agreement, the following terms shall have the meaning set forth in ARTICLE I of the Indenture:

“Act”

“Agreement”

“Authorized Denomination”

“Bond Counsel”

“Bond Insurer”

“Bond Fund”

“Bond Year”

“Business Day”

“Code”

“Company”

“Company Bonds”

“Company Representative”

“Construction Fund”

“Cost of Construction”

“Cumulative Excess Earnings”

“Excess Earnings”

“First Mortgage Bonds”

“First Mortgage Indenture”

“First Mortgage Trustee”

“Governmental Obligations”

“Indenture”

“Interest Payment Date”

“Issuer”

“Issuer Representative”

“Loan”

“Net Proceeds”

“No Auction Rate”

“Paying Agent”

“Permitted Investments”

“Plans and Specifications”

“Pollution Control Facilities”

“Prevailing Rating”

“Project”

“Project Site”

“Purchase Date”

“Purchase Fund”

“Rating Service”

“Rebate Fund”

“Redemption Date”

“Redemption Demand”

“Release Date”

“2005 Series B Bonds”

“Solid Waste Disposal Facilities”

“Supplemental Indenture”

“Tender Agent”

“Thirty-Day ‘AA’ Composite Commercial Paper Rate”

“Trustee”

Section 1.3.            Additional Definitions.  In addition to the terms whose definitions are incorporated by reference herein pursuant to Section 1.2, the following terms shall have the meanings set forth in this Section unless the use or context clearly indicates otherwise:

“Capitalization” means the total of all the following items appearing on, or included in, the balance sheet of the Company:

(1)           liabilities for indebtedness, including short-term debt, long-term debt and current maturities of long-term debt; and

(2)           common stock, preferred stock, capital surplus, premium on capital stock, capital in excess of par value and retained earnings (however the foregoing may be designated), less to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury.

Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Completion Date” means the date of completion of the construction of the Project, as that date shall be certified as provided in Section 3.2 of this Agreement.

“Debt” shall mean any outstanding debt for money borrowed.

“Determination of Taxability” shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

“Net Tangible Assets” means the amount shown as total assets on the balance sheet of the Company, less the following:

(1)           intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and

(2)           appropriate adjustments, if any, on account of minority interests.

Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Operating Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles.

In addition to the definitions herein, terms used in this agreement and not defined herein shall have the meanings ascribed to such terms in the Indenture.

The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement.  Unless otherwise noted, all Section and Article references are to sections and articles in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.            Representations, Warranties and Covenants by Issuer.  Issuer represents, warrants and covenants that:

(a)           Issuer is a public body corporate and politic duly created and existing as a county and de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, Issuer has the power and duty to issue the 2005 Series B Bonds, to enter into this Agreement and the Indenture and the transactions contemplated hereby and to carry out its obligations hereunder and thereunder.  Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the issuance of the 2005 Series B Bonds or the consummation of the transactions contemplated hereby or in connection with such issuance, and has been duly authorized to issue the 2005 Series B Bonds and to execute and deliver this Agreement and the Indenture.  Issuer agrees that it will do or cause to be done in timely manner all things necessary to preserve and keep in full force and effect its existence, and to carry out the terms of this Agreement.

(b)           Issuer agrees to loan funds derived from the sale of the 2005 Series B Bonds to Company to provide for the financing of the construction, acquisition, installation and equipping of the Project, which Project shall provide for solid wastes to be collected, stored, treated, processed and disposed of at the Project Site.

(c)           To accomplish the foregoing, Issuer agrees to issue $13,266,950 aggregate principal amount of its 2005 Series B Bonds following the execution of this Agreement on such terms and conditions as are set forth in the Indenture.  The proceeds from the sale of the 2005 Series B Bonds shall be applied to finance the Cost of Construction of the Project.

(d)           Issuer will cooperate with Company and take all actions necessary for Company to comply with Section 2.2(n), (z) and (aa) hereof and take other actions reasonably requested by Company in furtherance of this Agreement.

(e)           Issuer has received its allocation from the Commonwealth for the issuance of the 2005 Series B Bonds, as prescribed by Section 146 of the Code.

(f)            The Project Site is located within the boundaries of Issuer.

(g)           Each of Resolution No. 2005-0222 of the Fiscal Court of the Issuer adopted February 22, 2005 in respect of approval of the Project and its financing, the Memorandum of Agreement between Issuer and Company, dated February 22, 2005, and Ordinance No. 2005-0913 of the Fiscal Court of the Issuer adopted on second reading on October 11, 2005 has been in continuous effect since the respective dates of adoption thereof.

Section 2.2.            Representations, Warranties and Covenants by Company.  Company represents, warrants and covenants that:

(a)           Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealths of Kentucky and Virginia, (ii) is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business and (iii) is not in violation of any provision of its Articles of Incorporation, its By-Laws or any laws of the Commonwealths of Kentucky and Virginia relevant to the transactions contemplated hereby or in connection with the issuance of the 2005 Series B Bonds.

(b)           Company has full and complete legal power and authority to execute and deliver this Agreement, the Supplemental Indenture and the First Mortgage Bonds to be issued pursuant thereto, and has by proper corporate action duly authorized the execution and delivery of this Agreement, the Supplemental Indenture and the First Mortgage Bonds.

(c)           The Project financed by application of the proceeds of the 2005 Series B Bonds has been designed and will be constructed to collect, store, treat, process and dispose of solid wastes at the Project Site.  The Project was and is necessary for the public health and welfare, and has been designed and will be constructed solely for the purposes of solid waste collection, storage, treatment, processing and final disposal of solid wastes, consisting of contaminated gypsum sludge solid wastes created by operation of desulphurization facilities at the Project Site.  The Project constitutes solid waste disposal facilities and facilities functionally related and subordinate to such facilities under Section 142(a)(6) of the Code and the Act.

(d)           Not less than substantially all of the net proceeds of the 2005 Series B Bonds (i.e., at least 95% of the net proceeds thereof, including investment earnings thereon) will be applied and used to finance the Cost of Construction of the Project, and all of such Solid Waste Disposal Facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code.

(e)           The Company will not use or cause to be used any of the funds provided by the Issuer hereunder (including the earnings on any of such funds) in such a manner as to, or take or omit to take any action with respect to the use of such funds which would, impair the exclusion of the interest on any of the 2005 Series B Bonds from gross income for federal income tax purposes.  Except for certain environmental or building permits which will be required from time to time in connection with the construction, occupation and use of the Project (which the Company has no reason to believe will not be received in the ordinary course as and when required), no consent, approval, authorization or other order of any federal, state or local governmental authority (other than the Issuer), not previously obtained or given is required in connection with the acquisition, construction, installation or equipping of the Project or the consummation of the transactions contemplated thereby.

(f)            The Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Project is not less than $13,226,950.

(g)           No event of default, and no event of the type described in clauses (a) through (e) of Section 9.1 hereof,  has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement, the Supplemental Indenture, the First Mortgage Bonds or the transactions contemplated hereby or thereby.  Neither the execution and delivery of this Agreement, the Supplemental Indenture, the First Mortgage Bonds, the consummation of the transactions contemplated hereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of Company under the terms of any instrument or agreement.

(h)           Company intends to operate or cause the Project to be operated as Solid Waste Disposal Facilities until all of the 2005 Series B Bonds are paid and discharged.

(i)            No portion of the proceeds of 2005 Series B Bonds will be invested at a yield in excess of the yield on the 2005 Series B Bonds except (i) during any permitted temporary period provided by the Code, (ii) proceeds of a reasonably required reserve or replacement fund and (iii) as part of a minor portion of the proceeds of the 2005 Series B Bonds, not in excess of the lesser of 5% of the proceeds of the 2005 Series B Bonds or $100,000.  As used herein, “yield” shall have the meaning assigned to it for purposes of Section 148 of the Code and applicable tax regulations.

(j)            No part or component of the Project to be financed with proceeds of the 2005 Series B Bonds was acquired, constructed or installed by Company prior to February 22, 2005; and no part of the proceeds of the 2005 Series B Bonds will be used by Company, directly or indirectly, as working capital or to finance inventory.

(k)           At least 95% of the net proceeds of the 2005 Series B Bonds (including investment earnings thereon) will be used to pay costs of the Project incurred after the date which is 60 days prior to February 22, 2005; and the facilities constituting the Project constitute and will constitute (i) land or property of a character subject to the allowance for depreciation under Section 167 of the Code and (ii) Solid Waste Disposal Facilities.

(l)            Company will cause no investment of 2005 Series B Bond proceeds to be made and will make no other use of or omit to take any action with respect to the proceeds of the 2005 Series B Bonds or any funds reasonably expected to be used to pay the 2005 Series B Bonds which will cause the 2005 Series B Bonds or any of them to be arbitrage bonds within the meaning of Section 148 of the Code or would otherwise result in the loss or impairment of the exclusion of the interest on such 2005 Series B Bonds from gross income for federal income tax purposes.

(m)          The average maturity of the 2005 Series B Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected remaining economic life (as of the date of issuance of the 2005 Series B Bonds) of the Solid Waste Disposal Facilities.

(n)           Company will provide all information requested by the Issuer necessary to evidence compliance with the requirements of the Code, including the information in United States Internal Revenue Service Form 8038 filed by Issuer with respect to the 2005 Series B Bonds and the Solid Waste Disposal Facilities constituting the Project, and such information will be true and correct in all material respects.

(o)           Within the meaning of Section 149 of the Code, no portion of the payment of the principal or interest on the 2005 Series B Bonds shall be guaranteed directly or indirectly by the United States or any agency or instrumentality thereof.

(p)           The Project financed by the proceeds of the 2005 Series B Bonds will not have been placed in operation at substantially its design level, pursuant to and within the meaning of Section 1.150-2(c)(2) of the Treasury Regulations, more than 18 months prior to the date of the issuance of the 2005 Series B Bonds.

(q)           For purposes of Section 147(c) of the Code, the allocable cost of the land portion of the Project, if any, to be financed with the proceeds of the 2005 Series B Bonds shall be less than 25% of the proceeds of the 2005 Series B Bonds, and none of the 2005 Series B Bond proceeds shall be used to finance land to be used for farming.

(r)            Within the meaning of Section 147(e) of the Code, no portion of the proceeds of the 2005 Series B Bonds shall be used to provide any airplane, skybox or other private luxury box, any health club facility, any facilities used primarily for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off the premises.

(s)           The costs of the issuance of the 2005 Series B Bonds paid from the proceeds of the 2005 Series B Bonds, if any, shall not exceed 2% of the proceeds of the 2005 Series B Bonds to the public (less accrued interest).

(t)            None of the proceeds of the 2005 Series B Bonds will be used to acquire, construct or install any property or interest therein unless the first use of such property shall be pursuant to such acquisition, construction or installation.

(u)           No portion of the proceeds of the 2005 Series B Bonds will be deposited to the account of any reserve or replacement fund.

(v)           Company shall not cause an amount less than 95% of the net proceeds, as defined in the Code and Treasury Regulations, of the 2005 Series B Bonds (including all investment income therefrom) to be expended for the Solid Waste Disposal Facilities constituting the Project to be financed by the 2005 Series B Bonds and will direct the Trustee to make payments and transfers of 2005 Series B Bond proceeds to the extent necessary to satisfy such covenant.  In furtherance of such covenant, moneys may not be withdrawn from the Construction Fund until there has been filed with the Trustee prior to each drawing a written requisition as required by Section 4.2 hereof.  For purposes of foregoing provisions of this subsection (v) the portion of the proceeds used to finance the costs of issuing the 2005 Series B Bonds, including underwriter’s discount or underwriting compensation, is not considered used to provide Solid Waste Disposal Facilities.

(w)          Except for Company or any “related person” or group of “related persons”, no person has (i) guaranteed, arranged, participated in, assisted with or paid any portion of the cost of the issuance of, the 2005 Series B Bonds, or (ii) provided any property or any franchise, trademark or trade name (within the meaning of Section 1253 of the Code) which is to be used in connection with the solid waste disposal facilities constituting the Project financed with the 2005 Series B Bonds.

(x)            Company reasonably expects that (i) all of the spendable proceeds of the 2005 Series B Bonds will be used for the governmental purpose of the issue within three years from date of issuance of such 2005 Series B Bonds and (ii) none of the proceeds of such 2005 Series B Bonds will be invested in nonpurpose obligations having a substantially guaranteed yield for three years or more.

(y)           All of the depreciable properties which were taken into account in determining the qualifying costs of the Project constitute properties either (i) used for the collection, storage, treatment, processing and final disposal of solid waste or (ii) facilities which are functionally related and subordinate to the solid waste disposal facilities constituting the Project.  All of such functionally related and subordinate facilities are of a size and character commensurate with the character and size of the solid waste disposal facilities constituting the Project.

(z)            The Company will cause the Issuer to comply in all respects with the requirements of Section 148 of the Code in respect of the rebate of Excess Earnings with respect to the 2005 Series B Bonds to the United States of America.

(aa)         Upon the date of issuance of the 2005 Series B Bonds, the Company will have caused the Issuer to comply with the public approval requirements of Section 147 of the Code and at or following the issuance of the 2005 Series B Bonds the Company will cause the Issuer to comply with the information reporting requirements of Section 149 of the Code by the filing of Internal Revenue Service Form 8038 with the United States Internal Revenue Service.

(bb)         All of the documents, instruments and written information furnished by Company on behalf of Company to Issuer or Trustee in connection with the issuance of the Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.

(cc)         The solid waste which is to be collected, stored, treated, processed and disposed of by the Project is and will be useless, unused and unwanted and constitute discarded solid waste materials which have no market or other value at the place where it is located.  To the best knowledge of the Company, no person is or would be willing to purchase such solid waste material in its condition when disposed of in waste pits at any price.  Such solid waste, being sludge created by sulphur dioxide removal facilities at the Ghent Generating Station of the

Company will be disposed of by placing such SO2 scrubber sludge into solid waste landfills, as required by law.

(dd)         It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the 2005 Series B Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

(ee)         Company covenants to perform and observe all provisions of the Indenture required to be performed or observed by it.

Company need not comply with the covenants or representations in this Section if and to the extent that Issuer and Company receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2005  Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

ARTICLE III

COMPLETION AND OWNERSHIP OF PROJECT

Section 3.1.            Completion and Equipping of Project.  Company represents that:

(a)           it will cause or has caused the Project to be constructed as herein provided on the Project Site in accordance with the Plans and Specifications as the same may be amended from time to time.

(b)           it will make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other persons, firms or corporations and in general do all things which may be requisite or proper, all for acquiring, constructing, installing and equipping the Project.

(c)           It will ask, demand, sue for, levy and use its best efforts to recover and receive such sums of money, debts or other demands whatsoever in connection with the Project, to which it may be entitled under any contract, order, guaranty, warranty, writing or instruction in connection with any of the foregoing, and it will enforce the provisions of any contract, agreement, obligation, bond or other security in connection with the Project.  Any amounts received in connection with the foregoing, after deduction of expenses incurred in such recovery, prior to the Completion Date and full disposition of the Construction Fund in accordance with this Agreement and the Indenture, shall be paid into the Construction Fund.

(d)           It will promptly commence and thereafter diligently pursue and continue the acquisition, construction, installation and equipping of the Project to completion and placement in service.

Section 3.2.            Establishment of Completion Date.  The Completion Date of the Project shall be evidenced to the Trustee by a certificate signed by Company Representative stating that, except for amounts retained by the Trustee at the Company’s direction for any amount of the

Cost of Construction not then due and payable or the liability for payment of which is being contested or disputed by Company, (i) construction of the Project has been completed in accordance with the Plans and Specifications and all labor, services, materials and supplies used in such construction, installation and equipping have been paid for, (ii) all other facilities necessary in connection with the Project have been acquired, constructed, installed and equipped in accordance with the Plans and Specifications and all costs and expenses incurred in connection therewith have been paid, and (iii) to the best of Company’s knowledge and belief and based upon reasonable inquiry, the Project is suitable and sufficient for its intended purposes.  Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.  Upon receipt of such certificate, the Trustee shall retain in the Construction Fund a sum (specified in writing to it by Company) equal to the amounts necessary for payment of any portion of the Cost of Construction of the Project not then due and payable or the liability for payment of which is being contested or disputed by Company.  The remaining amounts in the Construction Fund shall be applied by the Trustee as provided in Section 6.06 of the Indenture.

Section 3.3.            Agreement as to Ownership of Project. Issuer and Company agree that title to and ownership of the Project shall remain in and be the sole property of Company in which Issuer shall have no interest.  The Project is acknowledged to be subject to the lien of the First Mortgage Indenture.  Notwithstanding any other provision hereof, the Company shall be permitted to sell or otherwise dispose of all or any portion of the Project, provided that the Company first receives the opinion of Bond Counsel that such sale or disposition shall not adversely affect the exclusion of the interest on the 2005 Series B Bonds from gross income for federal income tax purposes and provided further that in the event of any assignment, in whole or in part, of this Agreement, such assignment shall be in accordance with Section 8.1 hereof.

Section 3.4.            Use of Project.  Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to ARTICLE IX of this Agreement or ARTICLE IX of the Indenture, to interfere with Company’s ownership of the Project or to prevent Company from having possession, custody, use and enjoyment of the Project.

Section 3.5.            Financing of Additional Solid Waste Disposal Facilities.  Company and Issuer hereby recognize that additional Solid Waste Disposal Facilities at the Project Site (other than those Solid Waste Disposal Facilities which constitute the Project) have in the past been and may in the future be acquired, constructed, installed and equipped at the Project Site, and that same may be financed with proceeds of one or more series of Issuer’s solid waste disposal facility revenue bonds issued in addition to the 2005 Series B Bonds issued pursuant to the Indenture, to the extent permitted by law.

ARTICLE IV

ISSUANCE OF 2005 SERIES B BONDS; APPLICATION OF PROCEEDS;
COMPANY TO ISSUE FIRST MORTGAGE BONDS

Section 4.1.            Agreement to Issue 2005 Series B Bonds; Application of 2005 Series B Bond Proceeds.  In order to provide funds to make the Loan, Issuer will issue, sell and deliver the 2005 Series B Bonds to the initial purchasers thereof and deposit the proceeds thereof with Trustee, as follows:

(a)           Into the Bond Fund, a sum equal to the accrued interest, if any, to be paid by the initial purchasers of the 2005 Series B Bonds.

(b)           Into the Construction Fund, the balance of the proceeds of the 2005 Series B Bonds for application as provided in the Indenture.

Section 4.2.            Disbursements from Construction Fund.  The Issuer has, in the Indenture, authorized and directed Trustee to make payments from the Construction Fund to pay the Cost of Construction or to reimburse Company for any amount of the Cost of Construction paid or incurred by it.  Except for requisitions for costs of issuance of the 2005 Series B Bonds (which costs shall not be considered to be qualifying), requisitions made in the form and manner described below shall be made initially exclusively for expenditures which qualify as solid waste disposal facilities and none, except for the requisitions for such costs of issuance, shall be made for expenditures which do not so qualify until such time as the ratio of qualifying expenditures to nonqualifying expenditures can be maintained at not less than 95% qualifying to 5% nonqualifying.  Notwithstanding the foregoing exception for costs of issuance of the 2005 Series B Bonds, amounts requisitioned for such purposes shall not exceed two percent (2%) of the proceeds of the 2005 Series B Bonds and shall be considered part of the 5% nonqualifying portion.  Payments for Cost of Construction shall be made upon receipt in the case of every disbursement of a requisition signed by the Company Representative stating with respect to each payment to be made: (i) the requisition number, (ii) the name and address of the person, firm or corporation to whom payment has been made or is due, (iii) the amount paid or to be paid, (iv) that each obligation mentioned therein has been properly incurred, is a proper charge against the Construction Fund, is unpaid or unreimbursed, and has not been the basis of any previous withdrawal, and (v) that either (a) the expenditures qualify exclusively as Solid Waste Disposal Facilities or (b) the 95%-5% ratio as required above has been satisfied and the payment of the amount shown in such requisition will not result in less than 95% of the proceeds of the 2005 Series B Bonds expended at such time being used for the acquisition, construction or installation of Solid Waste Disposal Facilities.

Section 4.3.            Furnishing Documents to the Trustee.  Company agrees to cause such requisitions to be directed to the Trustee as may be necessary to effect payments out of the Construction Fund in accordance with Section 4.2 hereof.

Section 4.4.            Company Required to Pay in Event Construction Fund Insufficient.  In the event the moneys in the Construction Fund available for payment of the Cost of Construction should not be sufficient to pay such Cost of Construction in full, Company agrees to pay such portion of the Cost of Construction in excess of the moneys available therefor in the Construction Fund.  Issuer does not make any warranty, either express or implied, that the moneys paid into the Construction Fund and available for payment of the Cost of Construction will be sufficient to pay all of such Cost of Construction.  Company agrees that if, after exhaustion of such moneys in the Construction Fund, Company should directly pay any portion of the Cost of Construction pursuant to the provisions of this Section, it shall not be entitled to any diminution or abatement of the amounts payable under Section 5.1 hereof.

Section 4.5.            Investment of Construction Fund, Bond Fund and Rebate Fund Moneys.  Subject to the provisions of Section 148 of the Code, any moneys held as a part of the Construction Fund, Bond Fund or the Rebate Fund, shall be invested or reinvested by Trustee, at the written request of and as specifically directed by Company, in one or more of the Permitted Investments.  The Trustee may make any and all such investments through its own investment department.

Any such investments shall be held by or under the control of Trustee.  All moneys invested shall be deemed at all times a part of the fund for which such investments were made.  The interest accruing thereon and any profit realized from such investments shall be credited pro rata to such fund, and any loss resulting from such investments shall be charged pro rata to such fund.  Trustee shall sell and reduce to cash a sufficient amount of applicable investments whenever the cash balance in the Construction Fund or Bond Fund is insufficient to pay the principal of, premium, if any, and interest on the 2005 Series B Bonds or any other amount payable from the Bond Fund when due or upon any required disbursement from the Rebate Fund, respectively.  The Trustee will not be liable for any investment loss (including any loss upon a sale of any investment) or any fee, tax or other charge in respect of any investments, reinvestments or any liquidation of investments made pursuant to this Agreement or the Indenture.  The Rebate Fund shall never be commingled with any other fund or account.

Section 4.6.            Special Arbitrage Certifications.

(a)           Company covenants and agrees that it will not take or authorize or permit any action to be taken and has not taken or authorized or permitted any action to be taken which results or would result in interest paid on any of the 2005 Series B Bonds being included in gross income of any owner thereof for purposes of federal income taxation (other than an owner who is a “substantial user” of the Project or a “related person” within the meaning of Section 147(a) of the Code) or adversely affects the validity of the 2005 Series B Bonds.

(b)           Company warrants, represents and certifies to Issuer that the proceeds of the 2005 Series B Bonds will not be used in any manner that would cause the 2005 Series B Bonds to be “arbitrage bonds” under Sections 103(b)(2) and 148 and other applicable sections of the Code.  To the best knowledge and belief of Company, there are no facts, estimates or circumstances that would materially change the foregoing conclusion.

(c)           Company hereby covenants that it will at all times comply and cause Issuer to comply with the provisions of Section 148 and other applicable sections of the Code and will restrict the use of the proceeds of the 2005 Series B Bonds, in such manner and to such extent, if any, as may be necessary, and remit Excess Earnings with respect to all of the 2005 Series B

Bonds, if any, to the United States of America pursuant to Section 148(f)(2) of the Code and carry out such actions so that the 2005 Series B Bonds will not constitute “arbitrage bonds” under Sections 103(b)(2) and 148 of the Code.  An officer or officers of Issuer having responsibility with respect to the issuance of the 2005 Series B Bonds is or are hereby authorized and directed to give an appropriate certificate of Issuer, for inclusion in the transcript of proceedings for the 2005 Series B Bonds, setting forth the reasonable expectations of Issuer regarding the amount and use of the proceeds of the 2005 Series B Bonds and the facts, estimates and circumstances on which they are based and related matters, all as of the date of delivery of and payment for the 2005 Series B Bonds pursuant to said Section 148 of the Code.  Company shall provide the Issuer, and Issuer’s certificate may be expressly based on, a certificate of Company setting forth the facts, estimates and circumstances and reasonable expectations of Company on the date of delivery of and payment for the 2005 Series B Bonds regarding the amount and use of the proceeds of the 2005 Series B Bonds and related matters.  In the event any such representation of Company relied upon by the Issuer is untrue or inaccurate and Issuer thereby suffers costs or damages, Company shall indemnify Issuer for any such costs or damages.

(d)           Consistent with the foregoing, Company covenants and certifies to the Issuer and to and for the benefit of the purchasers of the 2005 Series B Bonds, that no use will be made of the proceeds of the sale of the 2005 Series B Bonds which would cause the 2005 Series B Bonds to be classified as “arbitrage bonds” within the meaning of Sections 103(b)(2) and 148 of the Code and that Company and Issuer will, after issuance of the 2005 Series B Bonds, comply with the provisions of the Code at all times, including after the 2005 Series B Bonds are discharged, to the extent Excess Earnings with respect to the 2005 Series B Bonds are required to be rebated to the United States of America pursuant to Section 148(f)(2) of the Code.  Pursuant to such covenant, Issuer and Company obligate themselves throughout the term of this Agreement and thereafter not to violate the requirements of Section 148 of the Code.

(e)           Company warrants, represents and certifies to Issuer that the proceeds of the 2005 Series B Bonds will be applied and invested in compliance with the current requirements of Section 149(g) of the Code and that consequently the 2005 Series B Bonds will not be “hedge bonds” under such Section 149(g) of the Code.

(f)            Company hereby covenants and agrees that it will at all times comply with the provisions of Section 148, including Section 148(f) of the Code and with Section 6.07 of the Indenture.  Specifically, Company shall carry out, do and perform all acts stipulated to be performed by Company pursuant to such Section 6.07 of the Indenture.  Company shall further undertake to assure and cause rebate payments to be calculated and made to the United States of America in accordance with Section 148(f)(2) of the Code from moneys on deposit in the Rebate Fund from time to time after the end of each Computation Period, as defined in the Indenture, and following discharge of the 2005 Series B Bonds.  Company also covenants to take all necessary acts and steps as required to cause Issuer to comply with the provisions of Sections 7.02 and 7.03 of the Indenture.

Section 4.7.            Opinion of Bond Counsel.  Company need not comply with the covenants or representations in Section 4.6 if and to the extent that Issuer and Company (with a copy to Trustee) receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2005 Series B Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Section 4.8.            First Mortgage Bonds.  Company covenants and agrees with Issuer that it will, for the purpose of providing security for the 2005 Series B Bonds, execute and deliver on the date of issuance of the 2005 Series B Bonds, the First Mortgage Bonds to Trustee in aggregate principal amount not less than the aggregate principal amount of the 2005 Series B Bonds.  The First Mortgage Bonds shall mature as to principal identically as in the case of the 2005 Series B Bonds and, upon the giving of a Redemption Demand to the First Mortgage Trustee and completion of other conditions precedent set forth in the Supplemental Indenture, shall bear interest identically as in the case of the 2005 Series B Bonds.

Prior to the Release Date, in the event of a default under ARTICLE IX of this Agreement or in the event of a default in payment of the principal of, premium, if any, or interest on the 2005 Series B Bonds as and when the same come due, whether at maturity, by purchase, redemption, acceleration or otherwise, and upon receipt by First Mortgage Trustee of a Redemption Demand from Trustee, the First Mortgage Bonds shall bear interest, and principal and interest thereon will be payable in accordance with the provisions specified in the Supplemental Indenture at the rate of interest of the 2005 Series B Bonds and principal and interest thereon will be payable at the same time and in the same manner in which such amounts are payable with respect to the 2005 Series B Bonds, whether on schedule, at maturity, by redemption, by acceleration or otherwise.

Upon payment of the principal of, premium, if any, and interest on any of the 2005 Series B Bonds, whether at maturity or prior to maturity by redemption or otherwise, and the surrender thereof to, and cancellation thereof by, Trustee, or upon provision for the payment thereof having been made in accordance with the provisions of ARTICLE VIII of the Indenture, First Mortgage Bonds in an amount equal to the aggregate principal amount of the 2005 Series B Bonds so surrendered and cancelled or for the payment of which provision has been made shall be deemed fully paid and the obligations of Company thereunder terminated and such First Mortgage Bonds shall be surrendered by Trustee to the First Mortgage Trustee, and shall be cancelled by the First Mortgage Trustee.  All of the First Mortgage Bonds shall be registered in the name of Trustee and shall be non-transferable, except to effect transfers to any successor trustee under the Indenture.

Notwithstanding anything in this Agreement to the contrary, from and after the Release Date, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on the First Mortgage Bonds shall be deemed satisfied and discharged as provided in the Supplemental Indenture and the First Mortgage Bonds shall cease to secure in any manner the 2005 Series B Bonds.  As a result, on the Release Date, the obligations under this Agreement shall become unsecured general obligations of the Company, subject, however to Section 7.9.

The Company shall notify the Issuer and the Trustee in writing promptly upon the occurrence of the Release Date.  Upon receiving written notice of the Release Date from the Company, the Trustee shall deliver for cancellation to the First Mortgage Trustee all of the First Mortgage Bonds.

Section 4.9.            Construction Fund Pledged as Further Security.  Pending complete disbursement of all moneys in the Construction Fund pursuant to the provisions of this Agreement, pursuant to the Indenture all of such moneys or investments of such moneys are pledged to the Trustee and the holders of the 2005 Series B Bonds for the further security of the 2005 Series B Bonds.

ARTICLE V

PROVISIONS FOR PAYMENT

Section 5.1.            Loan Payments and Other Amounts Payable.

(a)           Company hereby covenants and agrees to repay the Loan, as follows:  on or before any Interest Payment Date for the 2005 Series B Bonds or any other date that any payment of interest, premium, if any, purchase price or principal is required to be made in respect of the 2005 Series B Bonds at the times specified in accordance with the more specific provisions and requirements of the Indenture, until the principal of, premium, if any, and interest on the 2005 Series B Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, it will pay to the Trustee, for disbursement by the Trustee, as Paying Agent, or for disbursement by any Paying Agent such sums which will enable the Paying Agent to pay the amounts payable on such date, in immediately available funds, as principal of (whether at purchase, maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the 2005 Series B Bonds as provided in the Indenture; provided that such payments by Company to enable the Tender Agent to pay the purchase price of Bonds shall be made within the times required by Section 3.05 of the Indenture.

It is understood and agreed that all payments payable by Company under this subsection (a) of Section 5.1 are assigned by the Issuer to the Trustee, the Paying Agent and the Tender Agent, as applicable, for the benefit of the Bondholders.  Company assents to such assignment.  Issuer hereby directs Company and Company hereby agrees to pay to Trustee and/or Paying Agent or Tender Agent, as appropriate, at the Principal Office of the Trustee and/or Paying Agent or Tender Agent, as appropriate, all payments payable by Company pursuant to this subsection.

(b)           Company will also pay the reasonable expenses of the Issuer related to the issuance of the 2005 Series B Bonds and incurred upon the request of Company.

(c)           Company will also pay the agreed upon fees and expenses of Trustee (including those referred to in Section 10.02 of the Indenture), the Bond Registrar, the Tender Agent and the Paying Agent under the Indenture and all other amounts which may be payable to the Trustee, the Bond Registrar, the Paying Agent, the Market Agent, the Auction Agent and the Tender Agent, as applicable from time to time, under the Indenture, such amounts to be paid directly to Trustee, the Bond Registrar, the Paying Agent, the Tender Agent, the Market Agent and the Auction Agent for their respective own accounts as and when such amounts become due and payable.

(d)           The Company further agrees to hold harmless the Trustee, Bond Registrar and Paying Agent against any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by it without negligence or bad faith on its part in connection with the issuance of the 2005 Series B Bonds or the acceptance or administration of the trusts under the Indenture, including the costs of defending itself against any claim or liability in connection therewith.

(e)           The Company covenants, for the benefit of the Bondholders, to pay or cause to be paid, to the Tender Agent for deposit in the Purchase Fund, such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of 2005 Series B Bonds delivered to it for purchase, all as more particularly described in Sections 3.03 and 3.05 of the Indenture, and, in that regard, it will maintain an account with the Tender Agent and will pay in immediately available funds, a sum which will enable the Tender Agent to pay the purchase price of 2005 Series B Bonds delivered to it for purchase, as provided in the Indenture.

(f)            In the event Company should fail to make any of the payments required in this Section 5.1, the item or installment so in default shall continue as an obligation of Company until the amount in default shall have been fully paid, and Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due to the date of payment.

Section 5.2.            Payments Assigned.  As set forth in Section 5.1 hereof, it is understood and agreed that this Agreement and all payments made by Company pursuant to this Agreement (except payments pursuant to Section 5.1(b) and (c) or pursuant to Section 8.2 hereof) are assigned by Issuer to Trustee.  Company assents to such assignment and hereby agrees that, as to Trustee, Paying Agent, Market Agent,  Auction Agent and Tender Agent, as applicable from time to time, its obligation to make such payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement or to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by any party, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing by any party.  Except as provided above, Issuer hereby directs Company and Company hereby agrees to pay directly to Trustee, Paying Agent, Market Agent, Auction Agent, Bond Registrar, Tender Agent and Issuer, as appropriate, all said payments payable by Company pursuant to Section 5.1 of this Agreement.

Section 5.3.            Taxes and Other Governmental Charges.  Company agrees to pay during the term of this Agreement, as the same respectively become due, all taxes, assessments and other governmental charges of any kind whatsoever that may at any time be lawfully assessed, levied or charged against or with respect to the Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, Company shall be obligated to pay only such installments as may have become due and provided further that nothing herein shall be construed as obligating Company to pay taxes on any interest or principal on the 2005 Series B Bonds disbursed to Bondholders.

Company may, at its expense and in its own name, in good faith contest any such taxes, assessments and other governmental charges and, in the event of any such contest, may permit the taxes, assessments or other governmental charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless, in the opinion of its counsel, by nonpayment of any such items the security provided pursuant to the provisions of the Indenture will be materially endangered, in which event such taxes, charges for payments in lieu of taxes, assessments or charges shall be paid forthwith.  Issuer will cooperate fully with Company in any such contest.  In the event Company shall fail to pay any of the foregoing items required by this Section to be paid by Company, Issuer or Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by Issuer or Trustee shall become an additional obligation of Company to the one making the advancement, which amounts, together with interest thereon Company agrees to pay at a rate which shall be one percent above the lowest minimum lending rate publicly quoted at such time as being charged by any commercial bank which is a member of the New York Clearing House on ninety-day commercial loans to its prime commercial borrowers or the maximum rate permitted by law, whichever is lesser, until paid; provided, however, that no such advancement shall operate to relieve the Company from any default hereunder.  Company may at its expense and in its own name and behalf apply for any tax exemption or exemption from payments in lieu of taxes allowed by the Commonwealth of Kentucky, or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant any such tax exemption or exemption from payments in lieu of taxes.

Section 5.4.            Obligations of Company Unconditional.  The obligation of Company to make the payments pursuant to this Agreement and to make any payments required in respect of the Rebate Fund as provided in Section 6.07 of the Indenture shall be absolute and unconditional.  Until such time as the principal of, premium, if any, and interest on the 2005 Series B Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, Company (i) will not suspend or discontinue any payments pursuant to this Agreement and (ii) except as provided in ARTICLE X hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure of title to the Project or any part thereof, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Kentucky or any political subdivision thereof or any failure of Issuer or Trustee to perform and observe any agreement, whether express or implied or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section shall be construed to release Issuer from the performance of any of the agreements on its part herein contained; and in the event Issuer should fail to perform any such agreement on its part, Company may institute such action against Issuer as Company may deem necessary to compel performance so long as such action shall be in accordance with the agreements on the part of Company contained in the preceding sentence.  Company may, however, at its own cost and expense and in its own name or in the name of Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy and use of the Project, and in such event Issuer hereby agrees to cooperate fully with Company.

Section 5.5.            Rebate Fund.  Company agrees to make all payments to the Trustee and rebate all amounts to the United States of America as are required of it under Section 6.07 of the Indenture.  The obligation of Company to make such payments shall remain in effect and be binding upon Company notwithstanding the release and discharge of the Indenture.

Section 5.6.            Redemption of the 2005 Series B Bonds in Advance of Scheduled Maturity.  Under the terms of the Indenture, the 2005 Series B Bonds are and will be subject to redemption prior to their scheduled maturity.  The Issuer agrees that it shall direct the Trustee to redeem and call 2005 Series B Bonds at the written direction of the Company.

Section 5.7.            Cancellation of 2005 Series B Bonds.  The cancellation by the Bond Registrar of any 2005 Series B Bond or Bonds purchased by the Company and delivered to the Bond Registrar for cancellation or of any 2005 Series B Bond or Bonds redeemed or purchased by the Issuer through funds other than funds received as Loan payments hereunder shall constitute a Loan repayment equal to the principal amount of the 2005 Series B Bond or Bonds so cancelled.

ARTICLE VI

MAINTENANCE; DAMAGE, DESTRUCTION AND
CONDEMNATION; USE OF NET PROCEEDS; INSURANCE

Section 6.1.            Maintenance.  So long as any 2005 Series B Bonds are Outstanding, as that term is defined in the Indenture, Company will maintain, preserve and keep the Project, or cause the Project to be maintained, preserved and kept, in good repair, working order and condition and will from time to time make or cause to be made all proper repairs, replacements and renewals necessary to continue to constitute the Project as Solid Waste Disposal Facilities; provided, however, that Company will have no obligation to maintain, preserve, keep, repair, replace or renew any element or portion of the Project (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomical to Company because of damage or destruction by a cause not within the control of Company, or condemnation of all or substantially all of the Project or the generating facilities to which the element or unit of the Project is an adjunct, or obsolescence (including economic obsolescence) or change in government standards and regulations, or the termination by Company of the operation of the generating facilities to which the element or unit of the Project is an adjunct, and (b) with respect to which Company has furnished to Issuer and Trustee a certificate executed by Company Representative certifying that the maintenance, preservation, keeping, repair, replacement or renewal of such element or unit of the Project is being discontinued for one of the foregoing reasons, which shall be stated therein, and that the discontinuance of such element or unit will not adversely affect the exclusion of interest on any of the 2005 Series B Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Company shall have the privilege at its own expense of remodeling the Project or making substitutions, modifications and improvements to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project; provided, however, that Company shall take no actions which will change or alter the basic nature of the Project as Solid Waste Disposal Facilities.

If, prior to full payment of all 2005 Series B Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Company or the First Mortgage Trustee receives Net Proceeds from insurance or any condemnation award in connection therewith, Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 10.1(b) or (c) hereof) shall either (i) cause such Net Proceeds to be used to repair, reconstruct, restore or improve the Project, or (ii) take any other action, including the redemption of 2005 Series B Bonds, in whole or in part, on any date which is a Business Day, which, in the opinion of Bond Counsel, will not adversely affect the exclusion of interest on any of the 2005 Series B Bonds from gross income for federal income tax purposes under Section 103(a) of the Code; provided that if the 2005 Series B Bonds bear interest at the Flexible Rate or Semi-Annual Rate, such redemption must occur on a date on which the 2005 Series B Bonds are otherwise subject to optional redemption.

Section 6.2.            Insurance.  Prior to the Release Date, Company agrees to insure the Project at all times in accordance with the provisions of First Mortgage Indenture.  From and after the Release Date, the Company agrees to insure, or self-insure, the Project at all times reasonably in accordance with investor-owned public utility industry general practices and standards.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1.            No Warranty of Condition or Suitability by Issuer.  Issuer makes no warranty, either express or implied, as to the Project or that it will be suitable for Company’s purposes or needs.

Section 7.2.            Company to Maintain its Corporate Existence; Conditions under Which Exceptions Permitted.  Company agrees that during the term of this Agreement it will maintain its corporate existence and good standing, will continue to be a corporation organized under the laws of the Commonwealths of Kentucky and Virginia or qualified and admitted to do business in the Commonwealths of Kentucky and Virginia, and will neither dispose of all or substantially all of its assets nor consolidate with nor merge into another corporation unless the acquirer of its assets or the corporation with which it shall consolidate or into which it shall merge, (i) shall be a corporation or other business organization organized and existing under the laws of the United States or one of the States of the United States of America or the District of Columbia, (ii) shall be qualified and admitted to do business in the Commonwealth of Kentucky, (iii) shall assume in writing all of the obligations and covenants of Company herein and (iv) shall deliver a copy of such assumption to the Issuer and Trustee.

Section 7.3.            Financial Statements.  Company agrees to furnish Trustee (within 120 days after the close of each fiscal year) with an audited balance sheet and statements of income, retained earnings and changes in cash flows showing the financial condition of Company and its consolidated subsidiary or subsidiaries, if any, at the close of such fiscal year and the results of operations of Company and its consolidated subsidiary or subsidiaries, if any, for such fiscal year, accompanied by an opinion of its regular independent certified public accountants that such statements fairly represent the financial condition of Company in accordance with generally accepted accounting principles.  The requirements of this Section shall be satisfied by the submission to Trustee of Company’s annual report on Form 10-K.  The information so provided to Trustee shall be kept in its files and is not required to be distributed to any Registered Holder or other person.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.4.            Further Assurances and Corrective Instruments. Issuer and Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 7.5.            Issuer Representative.  Whenever under the provisions of this Agreement the approval of Issuer is required or Issuer is required to take some action at the request of Company, such approval shall be made or such action shall be taken by Issuer Representative and Company or Trustee shall be authorized to act on any such approval or action, and Issuer shall have no redress against Company or Trustee as a result of any such action taken.

Section 7.6.            Company Representative.  Whenever under the provisions of this Agreement the approval of Company is required or Company is required to take some action at the request of Issuer, such approval shall be made or such action shall be taken by Company Representative and Issuer or Trustee shall be authorized to act on any such approval or action and Company shall have no redress against Issuer or Trustee as a result of any such action taken.

Section 7.7.            Financing Statements.  Company shall, to the extent required by law, file and record, refile and rerecord, or cause to be filed and recorded, refiled and rerecorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture and the Supplemental Indenture.  Issuer shall cooperate fully with Company in taking any such action.  Concurrently with the execution and delivery of the 2005 Series B Bonds, Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the Commonwealth of Kentucky, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture, which filings the Company agrees to undertake.

Section 7.8.            Company’s Performance Under Indenture.  The Company agrees, for the benefit of Bondholders to do and perform all acts and things contemplated in the Indenture to be done and performed by it.

Section 7.9.            Negative Pledge.

(a)           The Company agrees that, subsequent to the Release Date (as defined in the Indenture) and so long as any 2005 Series B Bonds remain outstanding, the Company will not issue, assume or guarantee any Debt secured by any mortgage, security interest, pledge or lien (herein referred to as a “mortgage”) of or upon any Operating Property of the Company, whether owned at the date of the Indenture or thereafter acquired, and will not permit to exist any Debt secured by a mortgage on any Operating Property created on or prior to the Release Date, without in any such case effectively securing, on the later to occur of the issuance, assumption or guaranty of any such Debt or the Release Date, the 2005 Series B Bonds equally and ratably with such Debt; provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(i)            mortgages on any property existing at the time of acquisition thereof;

(ii)           mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company, or at the time of a sale, lease or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company, provided that such mortgage as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by the Company immediately prior thereto;

(iii)          mortgages on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within 18 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18 month period;

(iv)          mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such mortgages; or

(v)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (4), inclusive; provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

(b)           Notwithstanding the provisions of Section 7.9(a) from and after the Release Date and so long as any 2005 Series B Bonds remain outstanding, the Company may issue, assume or guarantee Debt, or permit to exist Debt, secured by mortgages which would otherwise be subject to the restrictions of this Section up to an aggregate principal amount that, together with the principal amount of all other Debt of the Company secured by mortgages (other than mortgages permitted by Section 7.9(a) that would otherwise be subject to the foregoing restrictions) does not at the time exceed the greater of 10% of Net Tangible Assets or 10% of Capitalization.

(c)           Notwithstanding the provisions of Section 7.9(a) and Section 7.9(b), the Company will not, from and after the Release Date, issue, assume, guarantee or permit to exist any debt of the Company secured by a mortgage, the creditor of which controls, is controlled by, or is under common control with, the Company.

(d)           If at any time the Company shall issue, assume or guarantee any Debt secured by any mortgage and if Section 7.9(a) requires that the 2005 Series B Bonds be secured equally and ratably with such Debt, the Company will promptly execute, at its expense, any instruments necessary to so equally and ratably secure such 2005 Series B Bonds.

ARTICLE VIII

ASSIGNMENT; INDEMNIFICATION; REDEMPTION

Section 8.1.            Assignment.  This Agreement may be assigned by Company without the necessity of obtaining the consent of either Issuer or Trustee, subject, however, to each of the following conditions:

(a)           No assignment (other than pursuant to Section 7.2 hereof) shall relieve Company from primary liability for any of its obligations hereunder, and in the event of any such assignment Company shall remain primarily liable for payments of the amounts specified in Section 5.1 hereof and for performance and observance of the other covenants or agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made;

(b)           The assignee shall assume the obligations of Company hereunder to the extent of the interest assigned;

(c)           Company shall, within thirty days after the delivery thereof, furnish or cause to be furnished to Issuer and to Trustee a true and complete copy of each such assignment and assumption of obligation; and

(d)           prior to such assignment, the Company shall have obtained an opinion of Bond Counsel to the effect that such assignment will not adversely affect the exclusion of interest on the 2005 Series B Bonds from gross income for Federal income tax purposes under Section 103(a) of the Code.

Section 8.2.            Release and Indemnification Covenants.  Company releases Issuer from and covenants and agrees that Issuer shall not be liable for, and agrees to indemnify and hold Issuer harmless against, any expense or liability incurred by Issuer, including attorneys’ fees, resulting from any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the Project or from any action commenced in connection with the financing thereof.  If any such claim is asserted, Issuer agrees to give prompt notice to the Company and Company will assume the defense thereof, with full power to litigate, compromise or to settle the same in its sole discretion, it being understood that Issuer will not settle or consent to the settlement of the same without the consent of Company.

Section 8.3.            Assignment of Interest in Agreement by Issuer.  Any assignment by Issuer to Trustee pursuant to the Indenture or this Agreement of any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 8.4.            Redemption of 2005 Series B Bonds.  Upon the agreement of Company to deposit moneys in the Bond Fund in an amount sufficient to redeem 2005 Series B Bonds subject to redemption, Issuer, at the request of Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the 2005 Series B Bonds outstanding, as may be specified by Company, on the redemption date specified by the Company.

Section 8.5.            Reference to 2005 Series B Bonds Ineffective after 2005 Series B Bonds Paid.  Upon payment in full of the 2005 Series B Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all amounts required to be paid to the United States of America pursuant to Section 4.6 hereof and payment of all fees and charges of the Trustee (including reasonable attorney’s fees and expenses), the Bond Registrar, the Authenticating Agent and any Paying Agent, all references in this Agreement to the 2005 Series B Bonds, the First Mortgage Bonds and the Trustee shall be ineffective and neither the Trustee nor the holders of any of the 2005 Series B Bonds shall thereafter have any rights hereunder except as set forth in Section 11.1.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1.            Events of Default Defined.  The following shall be “events of default” under this Agreement and the term “events of default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)           Failure by the Company to pay any amount required to be paid under subsections (a) and (e) of Section 5.1 hereof which results in failure to pay principal of, premium or interest on or the purchase price of the 2005 Series B Bonds, and such failure shall cause an event of default under the Indenture.

(b)           Failure by Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section, for a period of thirty days after written notice, specifying such failure and requesting that it be remedied, is given to Company by Issuer or Trustee, unless Issuer and Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, Issuer and Trustee will not unreasonably withhold their consent to an extension of such time if such failure is capable of being cured and corrective action is instituted by Company within the applicable period and is being diligently pursued.

(c)           All bonds outstanding under the First Mortgage Indenture shall, if not already due, have become immediately due and payable whether by declaration of the First Mortgage Trustee or otherwise, and such acceleration shall not have been rescinded or annulled by the First Mortgage Trustee.

(d)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Company, or of a substantial part of the property or assets of Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company or (iii) the winding-up or liquidation of Company; and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(e)           Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (d) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

(f)            The occurrence of an Event of Default under the Indenture.

The provisions of Section 9.1(b) are subject to the following limitations:  If by reason of force majeure Company is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of Company contained in Section 2.2(k) and (l), Section 4.6, Section 4.8 or Section 7.2 or ARTICLE V hereof and the general covenant and obligation of Company to take all necessary actions for the continued exclusion of interest on the 2005 Series B Bonds from gross income for federal and Kentucky income taxes, Company shall not be deemed in default during the continuance of such inability.  The term “force majeure” as used herein shall mean any cause or event not reasonably within the control of Company, including without limitation the following:  acts of God; strikes; wars or national police actions, lockouts or other industrial disturbances; acts of public enemies, including terrorists; orders of any kind of the government of the United States or of the Commonwealth of Kentucky or any of their departments, agencies or officials, or any civil or military authority; evacuations and quarantines; insurrections; riots; epidemics; plague; famine; landslides; lightning; earthquakes;

fire; hurricanes; tornadoes; storms; typhoons; cyclones; volcanic eruptions; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery and transmission lines or pipes; or partial or entire failure of utility services.  Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of Company, and Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of Company unfavorable to Company.

Section 9.2.            Remedies on Default.  Whenever any event of default referred to in Section 9.1 hereof shall have happened and be continuing, the Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may take any one or more of the following remedial steps:

(a)           By written notice to Company, the Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may declare an amount equal to the principal and accrued interest on the 2005 Series B Bonds then Outstanding, as defined in the Indenture, to be immediately due and payable under this Agreement, whereupon the same shall become immediately due and payable.

(b)           The Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of Company.

(c)           The Trustee, on behalf of the Issuer at the direction of the Bond Insurer, may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of Company under this Agreement, including, until the Release Date, any remedies available in respect of the First Mortgage Bonds.

In case there shall be pending a proceeding of the nature described in Section 9.1(d) or (e) above, Trustee, upon direction by the Bond Insurer or the Bond Insurer itself, shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Trustee allowed in such judicial proceedings relative to Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including, without limitation a receiver, trustee or liquidator) of Company appointed in connection with such proceedings is hereby authorized to make such payments to Trustee, and to pay to Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses incurred by it up to the date of such distribution.

Any amounts collected pursuant to action taken under this Section (other than the compensation and expenses referred to in the immediately prior sentence) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the 2005 Series B Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all reasonable and necessary fees and expenses of Trustee and any paying agents accrued and to accrue through final payment of the 2005 Series B Bonds, and all other liabilities of Company accrued and to accrue hereunder or under the Indenture through final payment of the 2005 Series B Bonds have been paid, such amounts so collected shall be paid to Company.

Section 9.3.            No Remedy Exclusive.  No remedy herein conferred upon or reserved to Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be herein expressly required.  Such rights and remedies as are given Issuer hereunder shall also extend to Trustee, and Trustee and the holders of the 2005 Series B Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 9.4.            Agreement to Pay Reasonable Attorneys’ Fees and Expenses.  In the event Company should default under any of the provisions of this Agreement and Issuer and/or Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Company herein contained, Company agrees that it will on demand therefor pay to Issuer and/or Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by Issuer and/or Trustee.

Section 9.5.            Waiver of Events of Default.  If, after the acceleration of the maturity of the outstanding 2005 Series B Bonds by Trustee pursuant to the Indenture, and before any judgment or decree for the appointment of a receiver or for the payment of the moneys due shall have been obtained or entered, Company shall cause to be deposited with Trustee a sum sufficient to pay all matured installments of interest upon all 2005 Series B Bonds and the principal of, and premium, if any, on any and all 2005 Series B Bonds which shall have become due otherwise than by reason of such declaration (with interest upon such principal and premium, if any, and overdue installments of interest, at the rate per annum which is one percent above the highest rate borne by any 2005 Series B Bond, until paid), and such amounts as shall be sufficient to cover all expenses of Trustee in connection with such default, and all defaults under the Indenture and this Agreement, other than nonpayment of principal of 2005 Series B Bonds which shall have become due by said declaration, shall have been remedied, and such event of default under the Indenture shall be deemed waived by Trustee in accordance with Section 9.12 of the Indenture with the consequence that under the Indenture such acceleration is rescinded, then Company’s default hereunder shall be deemed to have been waived by Issuer and no further action or consent by Trustee or Issuer shall be required.  In the event any agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE X

PREPAYMENT OF LOAN

Section 10.1.          Options to Prepay Loan.  Company shall have, and is hereby granted, options to prepay the Loan in whole and to cancel or terminate this Agreement on any Business Day at any time Company so elects, if certain events shall have occurred within the 180 days preceding the giving of written notice by Company to Trustee of such election, as follows:

(a)           If in the judgment of Company, unreasonable burdens or excessive liabilities shall have been imposed after the issuance of the 2005 Series B Bonds upon Company with respect to the Project or the operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project;

(b)           If the Project or a portion thereof or other property of Company in connection with which the Project is used shall have been damaged or destroyed to such an extent so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use and such condition shall continue for a period of six months;

(c)           There shall have occurred condemnation of all or substantially all of the Project or the taking by eminent domain of such use or control of the Project or other property of Company in connection with which the Project is used so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use;

(d)           In the event changes, which the Company cannot reasonably control, in the economic availability of materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of the Ghent Generating Station of the Company shall have occurred which, in the judgment of the Company, render the continued operation of the Ghent Generating Station or any generating unit at such station uneconomical; or changes in circumstances, after the issuance of the 2005 Series B Bonds including but not limited to changes in solid waste abatement, control and disposal requirements, shall have occurred such that the Company shall determine that use of the Project is no longer required or desirable;

(e)           In the event this Agreement shall become void or unenforceable or impossible of performance by reason of any changes in the Constitution of the Commonwealth of Kentucky or the Constitution of the United States of America or by reason of legislative or administrative action, whether state or federal, or any final decree, judgment or order of any court or administrative body, whether state or federal; or

(f)            A final order or decree of any court or administrative body after the issuance of the 2005 Series B Bonds shall require the Company to cease a substantial part of its operations at the Ghent Generating Station to such extent that the Company will be prevented from carrying on its normal operations at such location for a period of six months.

In the case of prepayment pursuant to this Section (or if any 2005 Series B Bonds be redeemed in whole or in part pursuant to Section 6.1 hereof), the Loan prepayment price shall be a sum sufficient, together with other funds deposited with Trustee and available for such purpose, to redeem all 2005 Series B Bonds then outstanding (or, in the case any 2005 Series B Bonds are redeemed in part pursuant to Section 6.1 hereof, such portion of the 2005 Series B Bonds then outstanding) under the Indenture at a price equal to 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2005 Series B Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2005 Series B Bonds.  In order to exercise any option to prepay the Loan and to cancel or terminate this Agreement by reason of the occurrence of any of the events mentioned in (a) through (f) above, Company is required to give written notice to Trustee of its election to prepay the Loan within 180 days of the occurrence of any of the events mentioned in (a) through (f) above.

Section 10.2.          Additional Option to Prepay Loan.  Company shall have, and is hereby granted, further options, to the extent that the 2005 Series B Bonds are, from time to time, subject to optional redemption, during any period of optional redemption, to prepay all, or any portion, of the relevant and applicable Loan payments due or to become due hereunder by depositing with Trustee moneys sufficient to pay, together with other funds deposited with Trustee and available for such purpose, the principal of and applicable premium, if any, and accrued interest, through the date of redemption (which must be a Business Day), on all or any portion of the 2005 Series B Bonds then outstanding under the Indenture and, upon depositing with Trustee moneys sufficient to pay the principal, applicable premium, if any, and accrued interest, through the date of redemption, on all 2005 Series B Bonds then outstanding under the Indenture, as well as all reasonable and necessary expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder, to cancel or terminate the term of this Agreement.

Section 10.3.          Obligations to Prepay Loan.  Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, prior to the required full payment of the 2005 Series B Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability.  The Issuer and Company shall take all actions required to mandatorily redeem the 2005 Series B Bonds at the cost of the Company upon the terms specified in this Agreement and in ARTICLE IV of the Indenture following the occurrence of a Determination of Taxability, including, but not limited to, prepaying appropriate amounts due on the 2005 Series B Bonds in order to effect such redemption.  The 2005 Series B Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability.  For purposes of this Section, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2005 Series B Bond or from the Company or the Issuer of (i) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists, or (ii) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2005 Series B Bonds, the interest on the 2005 Series B Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of the Section 147 of Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2005 Series B Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2005 Series B Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof, and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense, or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal or rehearing of such decree, judgment or action which the Company determines to be appropriate.  No Determination of Taxability described above will result from the inclusion of interest on any 2005 Series B Bond in the computation of minimum or indirect taxes.  All of the 2005 Series B Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2005 Series B Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2005 Series B Bonds outstanding after the redemption would not be so included in any such gross income.

In the event any of the Issuer, the Company or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit or other proceedings relating to the 2005 Series B Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.

Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section, the Company shall give notice thereof to the Trustee and the Issuer.

In the case of the mandatory obligation of Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in this Section hereof and to provide to Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2005 Series B Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2005 Series B Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any paying agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2005 Series B Bonds.

Section 10.4.          Notice of Prepayment; Redemption Procedures.  It is understood and agreed by the parties hereto that in order to exercise an option granted in, or to consummate a mandatory prepayment required by, this Article, Company shall give written notice to Issuer and Trustee which notice shall (i) contain the agreement of Company to deposit moneys in the Bond Fund on or before the redemption date in an amount sufficient to redeem a principal amount of the 2005 Series B Bonds equal to the amount of the prepayment, including, in the case of a prepayment under Section 10.2 hereof, any applicable redemption premium in respect of such 2005 Series B Bonds, and any other amounts required under this Agreement and (ii) specify the prepayment date (which must be a Business Day and which shall also be the redemption date), which date shall not be less than 30 days (45 days if the 2005 Series B Bonds are bearing interest at the Semi-annual, Annual or Long Term Rate or in all cases such shorter period as may be acceptable to the Trustee) nor more than 90 days from the date the notice is mailed by Company to Issuer and Trustee.

Section 10.5.          Relative Position of this Article and Indenture.  The rights and options granted to Company in this Article, except the option granted to Company pursuant to Section 10.2 to prepay less than all of the Loan payments, shall be and remain prior and superior to the Indenture and may be exercised whether or not Company is otherwise in default hereunder; provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

Section 10.6.          Concurrent Discharge of First Mortgage Bonds.  Prior to the Release Date, in the event any of the 2005 Series B Bonds shall be paid and discharged pursuant to any provisions of this Agreement, so that same are not thereafter Outstanding, as the term “Outstanding” is defined in the Indenture, a like principal amount of First Mortgage Bonds shall be deemed fully paid and the obligations of Company thereunder terminated.  Thereupon, Trustee shall deliver to First Mortgage Trustee such like principal amount of First Mortgage Bonds for cancellation pursuant to Section 2.13 of the Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Term of Agreement.  This Agreement shall remain in full force and effect from the date hereof to and including the later of June 1, 2035, or until such earlier or later time as all of the 2005 Series B Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture), whichever shall be later; provided, however, that this Agreement may be cancelled and terminated prior to said date if Company shall prepay all of the Loan pursuant to ARTICLE X hereof; and provided further, however, that all obligations of Company under ARTICLE V and Section 8.1 hereof (a) to pay the agreed fees and expenses of Trustee, the Bond Insurer, the Tender Agent, the Bond Registrar and any Paying Agent and (b) to pay any amount required by Section 5.5 hereof shall continue in effect even though 2005 Series B Bonds may no longer be outstanding and this Agreement may otherwise be terminated.  All representations and certifications by Company as to all matters affecting the tax-exempt status of interest on the 2005 Series B Bonds shall be for the equal and ratable benefit, protection and security of the holders of any and all of the 2005 Series B Bonds and shall survive the termination of this Agreement and all obligations of Company contained herein relating to indemnification of Issuer, Trustee, Bond

Registrar, Authenticating Agent, Tender Agent and any Paying Agent shall survive the termination of this Agreement.

Section 11.2.          Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

If to Issuer, at 440 Main Street, Carrollton, Kentucky 41008, Attention: County Judge/ Executive;

If to Company, at its corporate headquarters, One Quality Street, Lexington, Kentucky 40507, Attention:  Treasurer, with a copy to LG&E Energy LLC, 220 West Main Street, Louisville, Kentucky 40202, Attention: Treasurer, and

If to Trustee, at 60 Wall Street, 27th Floor, Mailstop NYC60-2715, New York, New York 10005, Attn: Trust & Securities Services (Municipal Group).

If to Bond Insurer, at One State Street Plaza, New York, New York 10004, Attn: Surveillance Department, Global Utilities.

If to Paying Agent, Remarketing Agent, Auction Agent, Market Agent or Tender Agent, at such addresses for notices as are set forth in the Indenture.

A duplicate copy of each notice, certificate or other communication given hereunder by either Issuer or Company to the other shall also be given to Trustee.  Issuer, Company and Trustee may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 11.3.          Binding Effect; Bond Counsel Opinions.  This Agreement shall inure to the benefit of and shall be binding upon Issuer, Company and their respective successors and assigns, subject, however, to the limitations contained in Section 7.2, Section 8.1 and Section 8.3 hereof.

Section 11.4.          Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.5.          Amounts Remaining in Construction Fund, Bond Fund and Rebate Fund.  It is agreed by the parties hereto that any amounts remaining in the Construction Fund and in the Bond Fund upon expiration or sooner termination of the term of this Agreement, as provided in this Agreement, after payment in full of the 2005 Series B Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of Trustee (including reasonable attorneys fees and expenses) and any Paying Agent in accordance with the Indenture and the payment in full of all other amounts required to be paid under this Agreement or the Indenture, shall belong to and be paid to Company by Trustee.  Any amounts remaining in the Rebate Fund at such time shall be held, applied and disbursed strictly and only in accordance with the provisions of Section 6.07 of the Indenture.

Section 11.6.          Amendments, Changes and Modifications.  Subsequent to the issuance of the 2005 Series B Bonds and prior to payment in full of all 2005 Series B Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated, and no provision hereof waived, without the written consent of Trustee, given in accordance with the Indenture.

Section 11.7.          Execution in Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.8.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 11.9.          Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.10.        No Pecuniary Liability of Issuer.  No provision, covenant or agreement contained in this Agreement or breach thereof shall constitute or give rise to a pecuniary liability of Issuer or a charge upon its general credit or taxing powers.  In making such covenants, agreements or provisions, Issuer has not obligated itself, except with respect to the Project and the application of the revenues of this Agreement, as hereinabove provided.

Section 11.11.        Payments Due on Other Than Business Days.  If the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, shall not be on a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided in this Agreement, and if done on such succeeding Business Day no interest with respect to such payment shall accrue for the period after such nominal date.

Section 11.12.        The Bond Insurer shall be a third party beneficiary of the provisions of this Agreement.

(remainder of page left blank intentionally)

IN WITNESS WHEREOF, Issuer and Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first written.

COUNTY OF CARROLL, KENTUCKY

(SEAL)

	By	/s/ Harold “Shorty” Tomlinson
HAROLD TOMLINSON
County Judge/Executive

ATTEST:

/s/ Traci Courtney
Fiscal Court Clerk

KENTUCKY UTILITIES COMPANY

(SEAL)

	By	/s/ Daniel K. Arbough
DANIEL K. ARBOUGH
Treasurer

ATTEST:

/s/ John R. McCall
JOHN R. McCALL
Secretary

COMMONWEALTH OF KENTUCKY	)
) SS
COUNTY OF CARROLL	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 11th day of November, 2005, the foregoing instrument was produced to me in said County by Harold Tomlinson and Traci Courtney, personally known to me and personally known by me to be the County Judge/Executive and Fiscal Court Clerk, respectively, of the COUNTY OF CARROLL, KENTUCKY, and acknowledged before me by them and each of them to be their free act and deed as County Judge/Executive and Fiscal Court Clerk of such County, and the act and deed of said County as authorized by an Ordinance of the Fiscal Court of such County.

Witness my hand and seal this 11th day of November, 2005.  My commission expires June 28, 2009.

(SEAL)

/s/ Debra L. Ewen
Notary Public
State at Large, Kentucky

COMMONWEALTH OF KENTUCKY	)
) SS
COUNTY OF JEFFERSON	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the 4th day of November, 2005, the foregoing instrument was produced to me in said County by Daniel K. Arbough and John R. McCall,  personally known to me and personally known by me to be the Treasurer and the Secretary, respectively, of KENTUCKY UTILITIES COMPANY, a corporation incorporated under the laws of the Commonwealth of Kentucky, who being by me duly sworn, did say that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said respective persons acknowledged before me said instrument to be the free act and deed of said corporation and to be their free act and deed as such officers of such corporation.

Witness my hand and seal this 4th day of November, 2005.  My commission expires 6/21/06.

(SEAL)

/s/ Betty Brinly
Notary Public
State at Large, Kentucky

This Instrument Prepared by the
Undersigned, Attorney at Law of
Harper, Ferguson & Davis
(Division of Ogden Newell & Welch PLLC)
1700 PNC Plaza
500 West Jefferson Street
Louisville, Kentucky 40202

/s/ Spencer E. Harper, Jr.
SPENCER E. HARPER, JR.

EXHIBIT A

DESCRIPTION OF ENVIRONMENTAL FACILITIES

FOR

COLLECTION, STORAGE, TREATMENT, PROCESSING
AND FINAL DISPOSAL OF SOLID WASTES

AT

GHENT GENERATING STATION
UNIT 3

KENTUCKY UTILITIES COMPANY

NOVEMBER 17, 2005

Prepared by

R. S. Straight, P.E. , Director-Project Engineering, LG&E Energy, LLC
Joe F. Strickland, P.E., Senior Mechanical Engineer, Project Engineering, LG&E Energy, LLC

Introduction

This report discusses the scope and costs (“qualifying costs”) of certain solid waste disposal facilities consisting of flue gas desulfurization (“FGD”) systems for the collection, storage, treatment, processing and final disposal of solid wastes (the “Project”) to be constructed as part of and to serve, Unit 3 of the Company’s Ghent Generating Station in Carrollton, Kentucky (the “Station”). The Station is owned by Kentucky Utilities Company (the “Company”).   This report was prepared on the basis of estimated cost data and other information furnished by the Company.  For the purpose of this report, all costs shown as qualifying, in whole or in part, are assumed, on the basis of information provided by or on behalf of the Company, to be properly chargeable to the capital account of the facilities described herein for federal income tax purposes.

1.0          General Description

The Station is a coal fired steam electric generating station located in Carroll County, Kentucky.  Air emission control regulations require removal of particulates and sulfur dioxide (SO2) from the flue gas exhaust and solid waste disposal regulations require the disposal of combustion by-products including FGD waste reagent slurry (calcium sulfite, a.k.a. lime mud sludge).

FGD systems are required for removal of SO2 from the flue gas exhaust of the generating units at the Station.  This is accomplished using FGDs, which mix limestone with flue gas to remove sulfur dioxide (SO2).  Operation of the FGD using calcium carbonate (a limestone reagent), for desulfurization, produces a solid waste in the form of calcium sulfite.

The large quantity of FGD-produced solid sludge wastes requires large scale solid waste sludge handling and disposal facilities.  The disposal costs for collection, storage, treatment, processing and final disposal of such solid wastes are very significant and the Company has an indefinite responsibility to maintain the solid waste storage facilities.

Exhibit 1 is an arrangement of the Unit 3 FGD general area.

2.0          Classification as Solid Wastes

FGD sludge wastes are solid wastes at the Station.  These wastes have no use and no value in their original form and are required to be disposed of in a solid waste disposal facility.  This is necessary to comply with solid waste disposal regulations.  Exhibit 2 illustrates the sources and disposition of the solid wastes.

3.0          FGD and the Solid Waste Facilities

3.1          The General FGD Project

On December 20, 2004, Kentucky Utilities Company (KU) filed with the Public Service Commission of Kentucky a petition for approval of a certificate of public convenience and necessity for construction of FGD systems to be constructed and installed to serve the Ghent

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Generating Station Units 2, 3 & 4.  Ghent is a 4-unit, 2,100 MW plant.  An FGD was installed on Ghent Unit 1 in 1994 and has been in continuous operation since its completion.  Estimated completion years for the three FGD additions will be: Ghent Unit 3, May 1, 2007; Ghent Unit 2, 2008; and Ghent Unit 4, 2009.  The FGDs include all necessary equipment for FGD solid waste reagent sludge collection, storage, treatment, processing and final disposal in off-site waste dumps.

The Unit 3, 2007 Project is the subject of this report, together with certain common elements of the other FGD systems to be constructed.  A complete new FGD will be installed to serve Unit 3 and will be connected to the stack that was constructed for the 1994 FGD (located between Ghent Unit 2 and Unit 3) since it was designed and has the capacity to serve two FGD units.  Solid waste sludge from Unit 3 will be conveyed to the existing sludge waste gypsum settling pond.  The pumps and piping connecting with the settling pond will be added to and upgraded, as will the decant pumps and piping that return carrier water to the FGD.

3.2          Solid Waste Processing

In the FGD process, SO2 is removed from the flue gas by reacting it with calcium carbonate (limestone).  The calcium carbonate is mixed with water (a carrier) to create a slurry that can be sprayed into the flue gas within the FGD absorber vessel.  The initial step of the process chemically substitutes SO2 for the carbonate in limestone to create a solid sludge waste, primarily calcium sulfite, a sludge which must be removed from the reagent solution circulating through the FGD.  Calcium sulfite is useless, unused, unwanted, or discarded solid waste material and has no market or other value at the place where it is located.

SO2    +   CaCO3    +   ½ H2O   à   CaSO3  *   ½ H2O   + CO2

(gas)        (limestone)   (water)       (calcium sulfite with water)  (gas)

Further treatment and processing of the solid waste with the introduction of oxygen (“forced oxidation”) promotes the dewatering and handling characteristics of the solid waste by reacting oxygen with the solid waste calcium sulfite and creating calcium sulfate.

     2 (CaSO3  *   ½ H2O)   +   O2   +   3 H2O   à   2 CaSO4   +   4 H2O

     2 (calcium sulfite with water)                             2 (calcium sulfate)

This further treatment and processing of the solid waste enables the waste by-product to be dewatered more readily and to be disposed of more efficiently.

Exhibit 3 shows the process flow schematic.

The calcium sulfate solids (impure gypsum) that are produced after forced oxidation are suspended in water and will settle out if left undisturbed.  However, for efficient operation, water is required as a means of transport to solid waste disposal facilities constituting landfills and solid waste dumps.  This is the current practice for Ghent Unit 1, where water, as a carrier, transports the waste gypsum to an on-site settling pond.  This same method of operation is

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planned and is being implemented for the 2007, Unit 3 Project.  Impure gypsum transfer pumps and piping currently transport the solid waste gypsum to on-site settling sludge disposal ponds.  Additions and upgrades will be required to increase the solid waste handling capabilities of the pumps and piping to handle and process the additional solid wastes to be created.  A mixture of approximately 20% solids is maintained for efficient transport of the impure gypsum to the settling and disposal ponds.  Decant pumps currently are used to reclaim carrier water from the settling ponds and send it back to the Unit 1 FGD.  Additions and upgrades will be required to increase the handling capabilities of the decant pumps and return piping.

4.0          FGD Process Equipment

The FGD includes equipment to clean flue gas of sulfur dioxide generated by the combustion of coal.  The cleaning process in turn produces the calcium sulfite, which itself is contaminated by inert particulates and unreacted limestone.  Additional solid waste treatment and processing of the calcium sulfite produces an impure gypsum material, which although more easily transported to waste disposal dumps, is useless, unwanted and discarded solid waste having no market or value at the place where it is located.  Further cleaning, dewatering, processing and purification would be required to convert the impure gypsum into a form which has any commercial value or uses.

The sludge processing equipment includes the recycle tanks, forced oxidation blowers, mechanical equipment, electrical components, pumps, controls and instrumentation.

The sludge processing equipment also includes a recirculation loop with sludge recirculation pumps, associated piping, valves, and auxiliary equipment. In a conventional FGD process, which does not recirculate the solid waste, the recirculation loop would require smaller capacity pumps, piping and auxiliaries.  This loop is smaller when calcium sulfite is the primary constituent in the sludge as is typical of FGDs without forced oxidation.  This requirement was determined to be 25% for the 1994 FGD, which is quite similar in size, design and function to the 2007 project.  Accordingly, 75% of the recirculation loop scope and cost and 100% of the FGD reaction tanks scope and cost can be attributable to the solid waste disposal process.

The components of the FGD process located in the sludge processing area include:

•      FGD absorber reaction tank

•      FGD absorber recirculation pumps

•      FGD absorber recirculation piping

•      Oxidation air blowers

•      Mechanical and electrical auxiliaries

•      Instrumentation and controls

•      Foundation and structure

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•      Site development

5.0          Dewatering and Purification Area

The existing dewatering and storage area to serve Unit 3 consists of sludge settling ponds together with associated pumps, piping, sumps, controls and mechanical equipment.  These components remove excess water from the oxidized waste sludge.  The solid waste sludge (impure gypsum) is dewatered and stored in a holding facility for transport offsite and water removed from the gypsum is returned to the FGD for reuse.

The components of the FGD process already located in the dewatering and storage area include:

•      Settling pond

•      Decant pumps

•      Sludge transfer piping

•      Piping supports and foundations (additions, as necessary)

•      Instrumentation and controls

•      Mechanical and electrical auxiliaries

•      Site redevelopment, as necessary.

6.0          Allocation of Environmental Facilities

Exhibit No. 4 is a block diagram of the FGD and dewatering facilities.  The Ghent FGD process equipment consists of systems and subsystems that, for purposes of this report, are divided into four categories:

•      Dedicated Solid Waste Management – systems for the treatment, storage, handling or disposal of qualifying solid waste or functionally related and subordinate systems

•      Dual Function – the portion of the cost of property allocable to solid waste is determined by allocating the cost of such property between the property’s solid waste disposal function and any other functions by a method which reasonably reflects a separation of costs for each function of the property.

•      Non-Qualifying Systems – systems that perform a function other than solid waste management

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•      Balance of Plant or Common Facilities – functionally related and subordinate systems, services and equipment that support solid waste disposal and non-qualifying functions on an allocable basis, including mechanical, electrical and control facilities dedicated to the Project and other like environmental facilities and engineering, design and similar support facilities.

In this report, 100% of the capital expenditures for dedicated solid waste management systems are included as qualifying costs; an allocable percentage of dual function expenditures are included as qualifying costs; and 0% of non-qualifying facilities.  The balance of plant expenditures are weighted based upon the overall percent of qualified costs that exist for the three previous categories.  Common facilities are expected to be allocated among three planned FGD systems on a one-third basis for each system.

Exhibit No. 5 provides an analysis of certain estimated qualified costs for the Unit 3, 2007 FGD project.

Construction of the Ghent Unit 3 FGD project has commenced and is proceeding with due diligence to completion.  A portion of the costs of the project has been previously provided by the issuance on July 7, 2005 of $13,266,950 principal amount of County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series A (Kentucky Utilities Company Project). As of the date hereof, November 17, 2005, not less than $1,666,666.67 of such 2005 Series A Bond proceeds has been allocated to the construction costs of the Unit 3 FGD project.  All of such funds have been applied to the capital costs of the Absorber Reaction Tank, 100% of the costs of which represent qualified costs.  The entire costs of the Unit 3 FGD project is not less than $44,000,000.  On the date hereof, the additional sum of $13,266,950 has been funded for payment of Unit 3 FGD project costs by the issuance of $13,266,950 of County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series B (Kentucky Utilities Company Project), the proceeds of which will be applied to pay construction costs of the project as construction of the project proceeds with due diligence to completion.

7.0          Average Remaining Economic Life

The class life asset guideline range of the Unit 3, 2007 Project, as provided by Section 167(m) of the Code, is 49.13 (electric steam production plant) with a mid-range asset guideline range of at least 28 years.  The Company has elected to use the safe harbor of at least 28 years for the current funding.  The Ghent Unit 3 generating unit has a remaining useful life of at least 30 years and the Company intends to continue to operate and fully maintain each Unit of the Station for at least the period extending to the scheduled maturity of any Bonds issued to finance FGD facilities for such Units.

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MODIFY EXISTING ROAD
MONORAILS AT PUMPS & COMPRESSORS(TYP.)
RELOCATED
ROLL UP DOOR
MONORAIL (TYP.)
SOUND ENCLOSURE
EXISTING PIPE RACK
EXISTING DUCT ACCESS PLATFORM
MAINTENANCE AISLE WITH BRIDGE CRANE
OXIDATION AIR COMPRESSORS
ROLL UP DOOR
NEW PIPE RACK
SOUTH EDGE OF ROAD
ABSORBER RECYCLE PUMPS
MAINTENANCE AISLE
HYDRAULIC SKID
ELECTRICAL EQUIP. ROOM
POTABLE WATER BOOSTER PUMP
NEW SUMP PUMPS & AGITATOR
NEW SUMP
EXISTING GYPSUM SLURRY STORAGE TANK
EXISTING OXIDATION AIR BLOWERS
EXISTING ACCESS AISLE WITH BRIDGE CRANE
ABSORBER TOWER
AGITATOR(TYP.)
EXISTING ABSORBER RECYCLE PUMPS
EXISTING ABSORBER S-1
EXISTING ABSORBER S-2
EXISTING ABSORBER S-3
MIST ELIMINATOR WASH TANK &PUMPS
EXISTING SUMP
CONTAINMENT WALL
ISOLATION DAMPER
EXISTING FGD STACK
EXISTING ROLL UP DOOR
GYPSUM TRANSFER TANK
GYPSUM TRANSFER PUMPS
24'-0" SQUARE
CEMS BLDG
EXISTING STACK FON
NEW TRANSFORMER & CONTAINMENT WALL
EXISTING SWGR
EXISTING MCC'S
ELEVATOR
EXIST. DCS/ IO CABINET
NEW DCS/ IO CABINET
EXISTING ELECTRICAL ROOM FLOOR EL.0'-0"
NEW 4160 SWGR
EXISTING SWGR
EXISTING ROLL-UP DOOR AT GRADE
COAL CONVEYOR OVERHEAD
TRANSFER HOUSE #5
PITATOR
144'-6"

EXHIBIT 1. GHENT UNIT 3 FGD GENERAL AREA

EXHIBIT 2

PROCESS FLOW SCHEMATIC

EXHIBIT 3

EXHIBIT 4

EXHIBIT NO. 5

Kentucky Utilities Company

Ghent Generating Station (Carroll County, Kentucky)

Solid Waste Environmental Facilities; Unit 3*

	Equipment	Material	Labor	Total	Percent	Qualified
	Cost	Cost	Cost	Cost	Qualified	Cost
Major Components
Absorber Vessel	$10,000,000	$2,000,000	$3,000,000	$15,000,000	75%	$11,250,000
Absorber Reaction Tank	$10,000,000	$—	$3,000,000	$13,000,000	100%	$13,000,000
Absorber Recirulation Loop	$10,000,000	$—	$1,000,000	$11,000,000	75%	$8,250,000
Oxidation Air Blowers	$5,000,000	$—	$1,000,000	$6,000,000	100%	$6,000,000
Sludge Transfer Piping/Pumps	$2,000,000	$—	$500,000	$2,500,000	100%	$2,500,000
Decant Pumps & Return Piping	$2,000,000	$—	$1,000,000	$3,000,000	100%	$3,000,000

Common Facilities
Engineering & Design	$—	$—	$—	$—	0	Estimates Not
Site Preparation/Development	$—	$—	$—	$—	0	Available; 33.3%
Foundations & Structures	$—	$—	$—	$—	0	Will Be Allocated
Mechanical, Electrical & Controls	$—	$—	$—	$—	0	To Project
				TOTAL QUALIFIED		$44,000,000	**

*Costs Estimated

**Construction of the Ghent Unit 3 FGD project has commenced and is proceeding with due diligence to completion.  A portion of the costs of the project has been previously provided by the issuance on July 7, 2005 of $13,266,950 principal amount of County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series A (Kentucky Utilities Company Project). As of the date hereof, November 17, 2005, not less than $1,666,666.67 of such 2005 Series A Bond proceeds has been allocated to the construction costs of the Unit 3 FGD project.  All of such funds have been applied to the capital costs of the Absorber Reaction Tank, 100% of the costs of which represent qualified costs.  The entire costs of the Unit 3 FGD project is not less than $44,000,000.  On the date hereof, the additional sum of $13,266,950 has been funded for payment of Unit 3 FGD project costs by the issuance of $13,266,950 of County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series B (Kentucky Utilities Company Project), the proceeds of which will be applied to pay construction costs of the project as construction of the project proceeds with due diligence to completion.